SUB-ITEM 77M

Money Market Trust

On April 14, 2016, a Special Meeting of the Shareholders of Money Market Trust B and Money Market Trust, each a series of John Hancock Variable Insurance Trust was held at 601 Congress Street, Boston, Massachusetts at 10:00 a.m., Eastern Time for the purpose of considering and voting upon:

Acquired Funds	Corresponding Acquiring Funds
Money Market Trust B	Money Market Trust

Proposal One: Approval of an Agreement and Plan of Reorganization providing for the reorganization of Money Market Trust B into Money Market Trust

Shares	Shares Voted
For	392,183,907.560
Against	34,204,709.470
Abstain	24,918,974.407

PROPOSAL ONE PASSED ON April 14, 2016.

Bond Trust

On April 14, 2016, a Special Meeting of the Shareholders of Real Return Bond Trust and Bond Trust, each a series of John Hancock Variable Insurance Trust was held at 601 Congress Street, Boston, Massachusetts at 10:00 a.m., Eastern Time for the purpose of considering and voting upon:

Acquired Funds	Corresponding Acquiring Funds
Real Return Bond Trust	Bond Trust

Proposal Two: Approval of an Agreement and Plan of Reorganization providing for the reorganization of Real Return Bond Trust into Bond Trust

Shares	Shares Voted
For	6,191,442.110
Against	148,097.141
Abstain	278,423.406

PROPOSAL TWO PASSED ON April 14, 2016.

ATTACHMENT FOR CURRENT FILING OF N-SAR

SUB-ITEM 77M

Immediately after the close of business on April 29, 2016, the Money Market Trust acquired the assets (subject to all the liabilities) of Money Market Trust B in exchange for the shares of the Money Market Trust. The transaction was approved by the Board of Trustees of each portfolio on December 8-10, 2015 and by shareholders of the Money Market Trust B on April 14, 2016. The terms of the transactions are set forth in the Plan of Reorganization dated December 10, 2015, attached as Sub-Item 77Q Exhibit A.

Immediately after the close of business on April 29, 2016, the Bond Trust acquired the assets (subject to all the liabilities) of Real Return Bond Trust in exchange for the shares of the Bond Trust. The transaction was approved by the Board of Trustees of each portfolio on December 8-10, 2015 and by shareholders of the Real Return Bond Trust on April 14, 2016. The terms of the transactions are set forth in the Plan of Reorganization dated December 10, 2015, attached as Sub-Item 77Q Exhibit A.